Exhibit 99.1

FOR IMMEDIATE RELEASE

Lantheus Announces Refinancing of its Debt Facility

Increases available liquidity; positive impact on cash flow projected to be approximately $5 million per year

NORTH BILLERICA, Mass., March 30, 2017 – Lantheus Holdings, Inc. (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (collectively, “Lantheus” or “the Company”), today announced the closing of a new $275 million term loan facility (the “new term loan”) and a new $75 million five-year cash-flow revolver facility (the “CFR”).

Net proceeds from the new term loan, together with approximately $15 million of cash on hand, were used to retire the remaining outstanding principal balance on the Company’s previous $365 million term loan facility and pay accrued interest and related fees and expenses attributable to the transaction.

The new term loan has an interest rate of LIBOR + 4.50% and retains the prior term loan’s maturity date of June 2022 as well as its 1% mandatory amortization per year, adjusted to reflect the new principal amount. The new term loan was issued at an original issue discount of 99.75%.

The CFR is priced at LIBOR + 3.50% and replaces the $50 million asset backed loan (“ABL”) facility, which was undrawn at the time of closing of the refinancing. The CFR carries the same 0.375% unused line fee as the ABL and has an extended maturity date of March 2022. Funds available under the CFR may be used for working capital and other general corporate purposes.

“We remain committed to enhancing the Company’s capital structure,” commented Jack Crowley, Chief Financial Officer of Lantheus. “This transaction improves our credit profile, provides additional liquidity and gives the flexibility needed to effectively capitalize upon our strategic initiatives. As of closing, our leverage ratio continues to improve, and we believe the reduction in interest rate and amortization payments will provide a positive impact on cash flow of approximately $5 million per year over the life of the facility.”

The transaction was led by JPMorgan Chase Bank, N.A., with Citizens Bank, N.A. and Wells Fargo Securities, LLC acting as joint lead arrangers.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, including the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements may be identified by their use of terms such as anticipate, believe, confident, could, should, estimate, expect, intend, may, plan, predict, project, target, will and other similar terms. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward- looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

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CONTACTS:

Investors

Gary Santo

Head of Capital Markets & Investor Relations

978-671-8960

Media

Meara Murphy

Director, Investor Relations & Corporate Communications

978-671-8508